The Ensign Group Reports First Quarter Results

Conference Call and Webcast scheduled for tomorrow, May 7, 2019 at 10:00 am PT

MISSION VIEJO, California - May 6, 2019 - The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the Ensign™ group of skilled nursing, rehabilitative care services, home health, home care, hospice care and senior living companies, today announced its record operating results for the first quarter of 2019, reporting a GAAP diluted earnings per share of $0.49 for the quarter with adjusted earnings per share of $0.55 for the quarter (1).
Highlights Include:

▪
GAAP earnings per share for the quarter was a record $0.49, an increase of 14.0% over the prior year quarter, and adjusted earnings per share was a record $0.55, up 22.2% over the prior year quarter (1);

▪
Consolidated GAAP Net Income for the quarter was $27.4 million, an increase of 18.3% over the prior year quarter, and adjusted Net Income was $30.8 million, an increase of 28.0% over the prior year quarter(1);

▪	Total Transitional and Skilled Services segment income was $58.8 million for the quarter, an increase of 27.2% over the prior year quarter, and 6.5% sequentially over the fourth quarter of 2018(2);

▪
Same store skilled services occupancy was 80.1%, an increase of 163 basis points over the prior year quarter, and transitioning skilled services occupancy was 78.8%, an increase of 349 basis points over the prior year quarter;

▪
Total Home Health and Hospice Services segment revenue for the quarter was up 16.0% over the prior year quarter to $46.1 million; segment income for the quarter was up 13.4% over the prior year quarter to $6.9 million and 5.8% sequentially over the fourth quarter of 2018(2); and

▪
Total Senior Living Services segment revenue for the quarter was up 12.7% over the prior year quarter, to $40.7 million, and segment income for the quarter was up 8.1% over the prior year quarter, to $5.0 million(2).

(1) See "Reconciliation of GAAP to Non-GAAP Financial Information".
(2) Segment income is defined and outlined in Note 7 on Form 10-Q. Segment income excludes general and administrative expenses and interest expense, as well as the elimination of intercompany transactions.

Operating Results

“As we celebrate our 20-year anniversary, we are pleased to announce another record quarter, with GAAP earnings per share for the quarter of $0.49, an increase of 14.0% over the prior year quarter, and adjusted earnings per share of $0.55, up 22.2% over the prior year quarter,” said Ensign’s President and Chief Executive Officer Christopher Christensen. He continued, “We are reminded again how fortunate we are to have the guiding principles that we embrace in this organization and the uniquely spectacular leaders that surround us. This quarter’s record results are due to dozens of victories, large and small, across a vast number of communities and operations that have been blessed by the inspiring and comforting leadership of so many. We celebrate the transformative impact our local leaders have had on their teams and communities that had been oft neglected or even long forgotten prior to the infusion of this culture that we love.”
Christensen noted that much of the improvement has come from the continued organic growth in transitioning and newly acquired operations, but also by the steady improvement in some of the organization’s most mature operations. He added, “While we celebrate our growth and our financial health and our transformative impact in the market place and the hundreds of operations that have been improved, we still have dozens more that need to be transformed. We are excited about the progress some of our struggling operations continue to make, but want to make sure everyone understands that tremendous potential remains within our existing portfolio, not to mention the enormous opportunities for future disciplined acquisitions.”

Christensen pointed to the collective impact that several improvements had on the quarterly results, including the continued achievement of quality healthcare outcomes, strong regulatory results, enhanced efforts in collections and strengthened relationships with managed care providers. He also noted that the same principles that consistently drive growth in the transitional and skilled services segment also led to continued success of the Company’s new venture businesses, noting that Cornerstone Healthcare, Inc., Ensign’s home health and hospice portfolio subsidiary, grew its segment revenue and income by 16.0% and 13.4%, respectively, over the prior year quarter.
Ensign also raised its 2019 annual earnings per share guidance to between $2.22 and $2.30 per diluted share and annual revenue to between $2.34 billion and $2.40 billion. Overall, the midpoint of this guidance represents a 20.2%, or $0.38 per share, increase over Ensign’s 2018 annual earnings. “Because we are ahead of schedule on our results this year and our guidance tends to favor the second half of the year, we increased our 2019 annual guidance,” Christensen said. “We are very excited about our first quarter performance and the coming year and are confident that as our local leaders continue to adjust to local market conditions that we will carry this momentum forward” he added.
Christensen concluded, “We aren’t close to what we must become. But we have come a long, long way. I genuinely believe, though, that we have only just begun. To achieve our full potential, it will take a relentless commitment to our culture and the repetitious adherence to sound fundamentals. And if we do those things, we are confident that the results we announced today can continue for years to come.”
Chief Financial Officer Suzanne Snapper reported that the Company’s liquidity remains strong with approximately $255.2 million of availability on its $450 million credit facility, which also has a built-in expansion option, and 56 unlevered real estate assets that add additional liquidity. Ms. Snapper also indicated that even after some significant acquisition activity in the quarter, the Company’s lease-adjusted net-debt-to-adjusted EBITDAR ratio decreased again to 3.73x at quarter end. She attributed this trend to the fact that EBITDAR from transitioning and newly acquired operations has continued to grow. She also indicated that cash generated from operations was $24.8 million for the quarter, which was primarily driven by an increase in operating results.
A discussion of the company's use of non-GAAP financial measures is set forth below. A reconciliation of net income to EBITDA, adjusted EBITDAR and adjusted EBITDA, as well as a reconciliation of GAAP earnings per share, net income to adjusted net earnings per share and adjusted net income, appear in the financial data portion of this release. More complete information is contained in the company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which is expected to be filed with the SEC today and can be viewed on the company’s website at http://www.ensigngroup.net.
Quarter Highlights
During the quarter, Ensign paid a quarterly cash dividend of $0.0475 per share of its common stock. Ensign has been a dividend-paying company since 2002 and has increased its dividend every year for 16 years.
Also during the quarter and since, Ensign’s affiliates acquired the following:

▪	Cedar Health and Rehabilitation, a 120-bed skilled nursing operation located in Cedar City, Utah;

▪	Downey Care Center, a 99-bed skilled nursing beds located in Downey, California;

▪	All County Home Care and Hospice, a home care and hospice operation in Boerne, Texas;

▪	Phoenix Mountain Post Acute, a 130-bed skilled nursing operation located in Phoenix, Arizona;

▪	Rockbrook Memory Care, a 52-unit memory care community in Lewisville, Texas;

▪	The Hills Post Acute, a 172-bed skilled nursing operation located in Santa Ana, California;

▪	St. Elizabeth Healthcare and Rehabilitation, a 59-bed skilled nursing operation located in Fullerton, California;

▪	Villa Maria Post Acute, a 78-bed skilled nursing operation located in Santa Maria, California;

▪	Mainplace Post Acute, a 163-bed skilled nursing operation located in Orange, California;

▪	Vista Post Acute and Rehabilitation & Olive Ridge Senior Living, a 150-bed skilled nursing operation and a 67-unit senior living facility, both in Peoria, Arizona;

▪
Alta Mesa Health and Rehabilitation & The Groves Assisted Living and Independent Senior Living Community, a 58-bed skilled nursing operation and a senior living center with 18 assisted living and 88 independent living units, both in Mesa, Arizona; and

▪	Resolutions Hospice, which operates hospice agencies in Austin and Houston, Texas;

“We continue to be very selective with each potential acquisition opportunity, and we have carefully chosen each of these operations amongst the many available opportunities we elected not to pursue because of the potential we see to enhance the clinical and financial outcomes. We are very excited to add strength to some of our most mature clusters in California, Arizona and Utah and also look forward to great things from our new home health and hospice operations in Texas.” said Chad Keetch, Ensign’s Executive

Vice President. He added, “The pipeline for our typical turnaround opportunities and well-priced strategic deals remains strong, and we expect the supply of potential opportunities to continue to grow. We are in the process of evaluating dozens of opportunities and expect a handful more to close in the second and third quarters of this year.”
These additions bring Ensign's growing portfolio to 197 skilled nursing operations, 26 of which also include senior living operations, 56 stand-alone senior living operations, 26 hospice agencies, 25 home health agencies and nine home care businesses across sixteen states.  Ensign owns the real estate at 76 of its 253 healthcare facilities.  Mr. Christensen reaffirmed that Ensign continues to actively seek transactions to acquire real estate and to lease both well-performing and struggling skilled nursing, senior living and other healthcare related businesses in new and existing markets.
2019 Guidance Increase
Management raised its 2019 annual earnings per share guidance to between $2.22 and $2.30 per diluted share and annual revenue guidance to between $2.34 billion and $2.40 billion from previous guidance of between $2.17 and $2.26 per diluted share and $2.29 billion and $2.35 billion, respectively. Ms. Snapper reminded investors that the business is subject to seasonality, which historically impacts second and third quarter results. She also indicated that guidance excludes the potential spin-off transaction costs, share-based compensation and costs incurred for start-up operations. Our guidance includes, among other things, self-insurance healthcare costs, anticipated Medicare and Medicaid reimbursement rates and acquisitions completed through the first half of 2019.
Conference Call
A live webcast will be held Tuesday, May 7, 2019 at 10:00 a.m. Pacific time (1:00 p.m. Eastern time) to discuss Ensign’s first quarter financial results. To listen to the webcast, or to view any financial or statistical information required by SEC Regulation G, please visit the Investors Relations section of Ensign’s website at http://investor.ensigngroup.net. The webcast will be recorded, and will be available for replay via the website until 5:00 p.m. Pacific time on Friday, May 31, 2019.
About Ensign™
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies, home health and hospice services and other rehabilitative and healthcare services at 253 healthcare facilities, 26 hospice agencies, 25 home health agencies and nine home care businesses in California, Arizona, Texas, Washington, Utah, Idaho, Colorado, Nevada, Iowa, Nebraska, Oregon, Wisconsin, Kansas, South Carolina, Oklahoma and Wyoming. Each of these operations is operated by a separate, independent operating subsidiary that has its own management, employees and assets. References herein to the consolidated “company” and “its” assets and activities, as well as the use of the terms “we,” “us,” “its” and similar terms, are not meant to imply that The Ensign Group, Inc. has direct operating assets, employees or revenue, or that any of the operations, the home health and hospice businesses, the Service Center or the captive insurance subsidiary are operated by the same entity. More information about Ensign is available at
http://www.ensigngroup.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains, and the related conference call and webcast will include, forward-looking statements that are based on management’s current expectations, assumptions and beliefs about its business, financial performance, operating results, the industry in which it operates and other future events. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding growth prospects, future operating and financial performance, and acquisition activities. They are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to materially and adversely differ from those expressed in any forward-looking statement.
These risks and uncertainties relate to the company’s business, its industry and its common stock and include: reduced prices and reimbursement rates for its services; its ability to acquire, develop, manage or improve operations, its ability to manage its increasing borrowing costs as it incurs additional indebtedness to fund the acquisition and development of operations; its ability to access capital on a cost-effective basis to continue to successfully implement its growth strategy; its operating margins and profitability could suffer if it is unable to grow and manage effectively its increasing number of operations; competition from other companies in the acquisition, development and operation of facilities; its ability to defend claims and lawsuits, including professional liability claims alleging that our services resulted in personal injury, and other regulatory-related claims; and the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit its business operations, require it to incur significant expenditures or limit its ability to relocate its operations if necessary. Readers should not place undue reliance on any forward-looking statements and are encouraged to review the company’s periodic filings with the Securities and Exchange Commission, including its Form 10-Q, for a more complete discussion of the risks and other factors that could affect Ensign’s business, prospects and any forward-looking statements. Except as required by the federal securities laws, Ensign does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
Contact Information
Investor/Media Relations, The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net.
SOURCE: The Ensign Group, Inc.

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue	$549,214	$492,134
Expense
Cost of services	430,002	390,243
Return of unclaimed class action settlement	—	(1,664)
Rent—cost of services	35,786	33,850
General and administrative expense	33,024	25,104
Depreciation and amortization	12,598	11,622
Total expenses	511,410	459,155
Income from operations	37,804	32,979
Other income (expense):
Interest expense	(3,672)	(3,613)
Interest income	575	448
Other expense, net	(3,097)	(3,165)
Income before provision for income taxes	34,707	29,814
Provision for income taxes	7,100	6,521
Net income	27,607	23,293
Less: net income attributable to noncontrolling interests	235	161
Net income attributable to The Ensign Group, Inc.	$27,372	$23,132
Net income per share attributable to The Ensign Group, Inc.:
Basic	$0.52	$0.45
Diluted	$0.49	$0.43
Weighted average common shares outstanding:
Basic	53,081	51,585
Diluted	55,698	53,518

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$37,824	$31,083
Accounts receivable—less allowance for doubtful accounts of $3,380 and $2,886 at March 31, 2019 and December 31, 2018, respectively	291,701	276,099
Investments—current	4,037	8,682
Prepaid income taxes	148	6,219
Prepaid expenses and other current assets	24,019	24,130
Assets held for sale - current	—	1,859
Total current assets	357,729	348,072
Property and equipment, net	627,400	618,874
Right-of-use assets	1,045,638	—
Insurance subsidiary deposits and investments	42,937	36,168
Escrow deposits	300	7,271
Deferred tax assets	8,603	11,650
Restricted and other assets	16,441	20,844
Intangible assets, net	4,131	31,000
Goodwill	87,062	80,477
Other indefinite-lived intangibles	28,118	27,602
Total assets	$2,218,359	$1,181,958

Liabilities and equity
Current liabilities:
Accounts payable	$44,595	$44,236
Accrued wages and related liabilities	103,170	119,656
Lease liabilities—current	58,220	—
Accrued self-insurance liabilities—current	25,375	25,446
Other accrued liabilities	69,954	69,784
Current maturities of long-term debt	10,129	10,105
Total current liabilities	311,443	269,227
Long-term debt—less current maturities	240,660	233,135
Long-term lease liabilities—less current portion	963,172	—
Accrued self-insurance liabilities—less current portion	56,419	54,605
Other long-term liabilities	1,662	11,234
Deferred gain related to sale-leaseback	—	11,417
Total equity	645,003	602,340
Total liabilities and equity	$2,218,359	$1,181,958

THE ENSIGN GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

The following table presents selected data from our condensed consolidated statements of cash flows for the periods presented:

	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$24,842	$40,395
Net cash used in investing activities	(25,393)	(25,463)
Net cash provided by/(used in) financing activities	7,292	(22,212)
Net increase/(decrease) in cash and cash equivalents	6,741	(7,280)
Cash and cash equivalents beginning of period	31,083	42,337
Cash and cash equivalents end of period	$37,824	$35,057

THE ENSIGN GROUP, INC.
REVENUE BY SEGMENT
(Unaudited)

The following tables sets forth our total revenue by segment and as a percentage of total revenue for the periods indicated:

	Three Months Ended March 31,
	2019		2018
	$	%	$	%

	(Dollars in thousands)
Transitional and skilled services	$449,258	81.8%	$407,016	82.7%
Senior living services	40,694	7.4	36,113	7.3
Home health and hospice services:
Home health	23,659	4.3	20,184	4.1
Hospice	22,458	4.1	19,574	4.0
Total home health and hospice services	46,117	8.4	39,758	8.1
All other (1)	13,145	2.4	9,247	1.9
Total revenue	$549,214	100.0%	$492,134	100.0%
(1) Includes revenue from services generated in our other ancillary services.

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Unaudited)

The following tables summarize our selected performance indicators for our transitional and skilled services segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Total Facility Results:
Transitional and skilled revenue	$449,258	$407,016	$42,242	10.4%
Number of facilities at period end	166	160	6	3.8%
Number of campuses at period end*	24	21	3	14.3%
Actual patient days	1,406,369	1,314,970	91,399	7.0%
Occupancy percentage — Operational beds	79.4%	77.8%		1.6%
Skilled mix by nursing days	29.9%	31.6%		(1.7)%
Skilled mix by nursing revenue	49.7%	52.2%		(2.5)%

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Same Facility Results(1):
Transitional and skilled revenue	$344,557	$325,073	$19,484	6.0%
Number of facilities at period end	127	127	—	—%
Number of campuses at period end*	14	14	—	—%
Actual patient days	1,039,430	1,019,170	20,260	2.0%
Occupancy percentage — Operational beds	80.1%	78.5%		1.6%
Skilled mix by nursing days	31.6%	32.7%		(1.1)%
Skilled mix by nursing revenue	51.6%	53.1%		(1.5)%

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Transitioning Facility Results(2):
Transitional and skilled revenue	$88,424	$81,943	$6,481	7.9%
Number of facilities at period end	33	33	—	—
Number of campuses at period end*	7	7	—	—
Actual patient days	309,960	295,800	14,160	4.8%
Occupancy percentage — Operational beds	78.8%	75.3%		3.5%
Skilled mix by nursing days	25.9%	27.9%		(2.0)%
Skilled mix by nursing revenue	45.5%	48.8%		(3.3)%

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Recently Acquired Facility Results(3):
Transitional and skilled revenue	$16,277	$—	$16,277	NM
Number of facilities at period end	6	—	6	NM
Number of campuses at period end*	3	—	3	NM
Actual patient days	56,979	—	56,979	NM
Occupancy percentage — Operational beds	70.5%	—%		NM
Skilled mix by nursing days	19.4%	—%		NM
Skilled mix by nursing revenue	31.5%	—%		NM

*
Campus represents a facility that offers both skilled nursing and senior living services. Revenue and expenses related to skilled nursing and senior living services have been allocated and recorded in the respective reportable segment.

(1)	Same Facility results represent all facilities purchased prior to January 1, 2016.

(2)	Transitioning Facility results represents all facilities purchased from January 1, 2016 to December 31, 2017.

(3)
Recently Acquired Facility (Acquisitions) results represent all facilities purchased on or subsequent to January 1, 2018. There were no skilled nursing facilities acquired in the first quarter of 2018.

THE ENSIGN GROUP, INC.
SKILLED NURSING AVERAGE DAILY REVENUE RATES AND
PERCENT OF SKILLED NURSING REVENUE AND DAYS BY PAYOR
(Unaudited)

The following table reflects the change in skilled nursing average daily revenue rates by payor source, excluding services that are not covered by the daily rate:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Skilled Nursing Average Daily Revenue Rates:
Medicare	$612.40	$595.01	$531.35	$515.78	$512.18	$—	$591.19	$574.68
Managed care	463.14	451.48	415.11	410.09	428.45	—	451.90	443.24
Other skilled	491.57	466.79	516.81	479.76	297.37	—	490.98	467.14
Total skilled revenue	528.56	512.41	477.02	471.18	458.29	—	516.86	504.22
Medicaid	229.83	220.78	198.09	187.83	245.84	—	223.36	213.36
Private and other payors	233.88	225.80	211.34	206.84	235.89	—	227.87	220.06
Total skilled nursing revenue	$325.08	$317.13	$272.41	$269.96	$285.83	$—	$311.87	$306.49

The following tables set forth our percentage of skilled nursing patient revenue and days by payor source for the three months ended March 31, 2019 and 2018:

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Percentage of Skilled Nursing Revenue:
Medicare	24.0%	25.0%	25.5%	30.1%	15.2%	—%	24.0%	26.0%
Managed care	18.4	19.3	18.3	17.6	15.3	—	18.3	19.0
Other skilled	9.2	8.8	1.7	1.1	1.0	—	7.4	7.2
Skilled mix	51.6	53.1	45.5	48.8	31.5	—	49.7	52.2
Private and other payors	7.5	7.3	11.0	11.8	14.5	—	8.4	8.3
Quality mix	59.1	60.4	56.5	60.6	46.0	—	58.1	60.5
Medicaid	40.9	39.6	43.5	39.4	54.0	—	41.9	39.5
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	—%	100.0%	100.0%

	Three Months Ended March 31,
	Same Facility		Transitioning		Acquisitions		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Percentage of Skilled Nursing Days:
Medicare	12.7%	13.3%	13.1%	15.7%	8.4%	—%	12.6%	13.8%
Managed care	12.9	13.5	12.0	11.6	10.1	—	12.6	13.1
Other skilled	6.0	5.9	0.8	0.6	0.9	—	4.7	4.7
Skilled mix	31.6	32.7	25.9	27.9	19.4	—	29.9	31.6
Private and other payors	10.7	10.7	14.4	15.6	18.4	—	11.8	11.8
Quality mix	42.3	43.4	40.3	43.5	37.8	—	41.7	43.4
Medicaid	57.7	56.6	59.7	56.5	62.2	—	58.3	56.6
Total skilled nursing	100.0%	100.0%	100.0%	100.0%	100.0%	—%	100.0%	100.0%

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Unaudited)

The following tables summarize our selected performance indicators for our senior living segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Resident fee revenue	$40,694	$36,113	$4,581	12.7%
Number of facilities at period end	55	51	4	7.8%
Number of campuses at period end	24	21	3	14.3%
Occupancy percentage (units)	75.1%	75.5%		(0.4)%
Average monthly revenue per unit	$2,946	$2,858	$88	3.1%

THE ENSIGN GROUP, INC.
SELECT PERFORMANCE INDICATORS
(Unaudited)

The following tables summarize our selected performance indicators for our home health and hospice segment along with other statistics, for each of the dates or periods indicated:

	Three Months Ended March 31,
	2019	2018	Change	% Change

	(Dollars in thousands)
Home health and hospice revenue
Home health services	$23,659	$20,184	$3,475	17.2%
Hospice services	22,458	19,574	2,884	14.7
Total home health and hospice revenue	$46,117	$39,758	$6,359	16.0%

Home health and hospice agencies	56	46	10	21.7
Home health services:
Average Medicare revenue per completed episode	$2,966	$2,848	$118	4.1%
Hospice services:
Average daily census	1,415	1,260	155	12.3%

THE ENSIGN GROUP, INC.
REVENUE BY PAYOR SOURCE
(Unaudited)

The following table sets forth our total revenue by payor source and as a percentage of total revenue for the periods indicated:

	Three Months Ended March 31,
	2019		2018
	$	%	$	%

	(Dollars in thousands)
Revenue:
Medicaid	$195,003	35.5%	$167,625	34.1%
Medicare	147,720	26.9	139,314	28.3
Medicaid-skilled	30,451	5.5	27,042	5.5
Total	373,174	67.9	333,981	67.9
Managed Care	89,848	16.4	83,716	17.0
Private and Other(1)	86,192	15.7	74,437	15.1
Total revenue	$549,214	100.0%	$492,134	100.0%
(1) Private and other payors also includes revenue from all payors generated in our other ancillary services for the three months ended March 31, 2019 and 2018.

THE ENSIGN GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended March 31,
	2019	2018
Net income attributable to The Ensign Group, Inc.	$27,372	$23,132

Non-GAAP adjustments
Results related to facilities currently being constructed and other start-up operations(a)	242	1,575
Return of unclaimed class action settlement	—	(1,664)
Share-based compensation expense(b)	2,953	2,309
Results related to closed operations and operations not at full capacity(c)	349	198
Depreciation and amortization - patient base(d)	81	39
General and administrative - transaction-related costs(e)	62	28
General and administrative - proposed spin-off transaction costs(f)	2,990	—
Provision for income taxes on Non-GAAP adjustments(g)	(3,246)	(1,553)
Non-GAAP net income	$30,803	$24,064

Diluted Earnings Per Share As Reported
Net income	$0.49	$0.43
Average number of shares outstanding	55,698	53,518

Adjusted Diluted Earnings Per Share
Net income	$0.55	$0.45
Average number of shares outstanding	55,698	53,518
Footnotes:
(a) Represents operating results for facilities currently being constructed and other start-up operations.
	Three Months Ended March 31,
	2019	2018
Revenue	$(177)	$(16,224)
Cost of services	413	13,972
Rent	6	3,583
Depreciation and amortization	—	244
Total Non-GAAP adjustment	$242	$1,575

(b) Represents share-based compensation expense incurred.
	Three Months Ended March 31,
	2019	2018
Cost of services	$1,640	$1,257
General and administrative	1,313	1,052
Total Non-GAAP adjustment	$2,953	$2,309

(c) Represents results at closed operations and operations not at full capacity
	Three Months Ended March 31,

	2019	2018
Revenue	$—	$—
Cost of services	264	116
Rent	76	74
Depreciation and amortization	9	8
Total Non-GAAP adjustment	$349	$198

(d) Included in depreciation and amortization are amortization expenses related to patient base intangible assets at newly acquired skilled nursing and senior living facilities.
(e) Included in general and administrative expense are costs incurred to acquire an operation which are not capitalizable.
(f) Included in general and administrative expense are costs incurred in connection with our proposed spin-off of our home health and hospice operations and substantially all of our senior living and other ancillary operations to a newly formed publicly traded company.

(g) Represents an adjustment to the provision for income tax to our historical year to date effective tax rate of 25.0% for the three months ended March 31, 2019 and 2018.

THE ENSIGN GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

The table below reconciles net income to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for the periods presented:

	Three Months Ended March 31,
	2019	2018
Consolidated Statements of Income Data:
Net income	$27,607	$23,293
Less: net income attributable to noncontrolling interests	235	161
Plus: Interest expense, net	3,097	3,165
Provision for income taxes	7,100	6,521
Depreciation and amortization	12,598	11,622
EBITDA	$50,167	$44,440

Adjustments to EBITDA:
Losses/(earnings) related to operations in the start-up phase	236	(2,252)
Return of unclaimed class action settlement	—	(1,664)
Share-based compensation expense	2,953	2,309
Results related to closed operations and operations not at full capacity(a)	264	116
Proposed spin-off transaction costs(b)	2,990	—
Acquisition related costs(c)	62	28
Rent related to items above	82	3,657
Adjusted EBITDA	$56,754	$46,634
Rent—cost of services	35,786	33,850
Less: rent related to items above	(82)	(3,657)
Adjusted EBITDAR	$92,458	$76,827

(a) Results at closed operations and operations not at full capacity during the three months ended March 31, 2019 and 2018.

(b)
Costs incurred in connection with our proposed spin-off of our home health and hospice operations and substantially all of our senior living and other ancillary operations to a newly formed publicly traded company.

(c)	Costs incurred to acquire operations which are not capitalizable.

THE ENSIGN GROUP, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands)
(Unaudited)

The table below reconciles net income from operations to EBITDA, Adjusted EBITDA and Adjusted EBITDAR for each reportable segment for the periods presented:

	Three Months Ended March 31,
	Transitional and Skilled Services		Senior Living Services		Home Health and Hospice
	2019	2018	2019	2018	2019	2018

Statements of Income Data:
Income from operations, excluding general and administrative expense(a)	$58,764	$46,195	$5,038	$4,662	$6,868	$6,058
Less: net income attributable to noncontrolling interests	—	—	—	—	150	89
Depreciation and amortization	8,614	7,802	1,900	1,597	260	245
EBITDA	$67,378	$53,997	$6,938	$6,259	$6,978	$6,214

Adjustments to EBITDA:
Results related to operations in the start-up phase	—	(2,383)	—	122	236	9
Results related to closed operations and operations not at full capacity	264	116	—	—	—	—
Share-based compensation expense	1,385	987	79	158	137	91
Rent related to items above	76	2,767	—	883	6	7
Adjusted EBITDA	$69,103	$55,484	$7,017	$7,422	$7,357	$6,321
Rent—cost of services	28,564	26,777	6,386	6,380	635	537
Less: rent related to items above	(76)	(2,767)	—	(883)	(6)	(7)
Adjusted EBITDAR	$97,591	$79,494	$13,403	$12,919	$7,986	$6,851
(a) General and administrative expenses are not allocated to any segment for purposes of determining segment profit or loss.

Discussion of Non-GAAP Financial Measures

EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes and (c) depreciation and amortization. EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization and (d) rent-cost of services. Adjusted EBITDA consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) costs incurred for operations currently in start-up phase, excluding depreciation, interest and income taxes, (e) results of operations not at full capacity, excluding depreciation, interest and income taxes, (f) share-based compensation expense, (g) return of unclaimed class action settlement, (h) patient base and other acquisition-related costs and (i) potential spin-off transaction costs. Adjusted EBITDAR consists of net income before (a) interest expense, net, (b) provisions for income taxes, (c) depreciation and amortization, (d) rent-cost of services, (e) costs incurred for facilities currently in start-up phase, excluding rent, depreciation, interest and income taxes, (f) results operations not at full capacity, excluding rent, depreciation, interest and income taxes, (g) share-based compensation expense, (h) return of unclaimed class action settlement, (i) patient base and other acquisition-related costs and (j) potential spin-off transaction costs. The company believes that the presentation of EBITDA, adjusted EBITDA, adjusted EBITDAR, adjusted net income and adjusted earnings per share provides important supplemental information to management and investors to evaluate the company’s operating performance. The company believes disclosure of adjusted net income, adjusted net income per share, EBITDA, adjusted EBITDA and adjusted EBITDAR has economic substance because the excluded revenues and expenses are infrequent in nature and are variable in nature, or do not represent current revenues or cash expenditures. A material limitation associated with the use of these measures as compared to the GAAP measures of net income and diluted earnings per share is that they may not be comparable with the calculation of net income and diluted earnings per share for other companies in the company's industry. These non-GAAP financial measures should not be relied upon to the exclusion of GAAP financial measures. For further information regarding why the company believes that this non-GAAP measure provides useful information to investors, the specific manner in which management uses this measure, and some of the limitations associated with the use of this measure, please refer to the company's periodic filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The company’s periodic filings are available on the SEC's website www.sec.gov or under the "Financial Information" link of the Investor Relations section on Ensign’s website at http://www.ensigngroup.net.